Exhibit 3.10

P06000094563

(Requestor's Name)

(Address)

(Address)

(City/State/Zip/Phone #)

☐ PICK-UP ☐ WAIT ☐ MAIL

(Business Entity Name)

(Document Number)

Certified Copies _______ Certificates of Status _______

Special Instructions to Filing Officer

Office Use Only

400438122504

N/C & Amend

10/4/24 01023 007

FILED
2024 OCT 22 PM 12 22

RECEIVED
2024 OCT 22 PM 1:49
SECRETARY OF STATE
TALLAHASSEE, FL

A. RAMSEY
OCT 23 2024

FLORIDA FILING & SEARCH SERVICES, INC. P.O. BOX 10662 TALLAHASSEE, FL 32302 155 Office Plaza Dr Ste A Tallahassee FL 32301 PHONE: (800) 435 - 9371; FAX: (866) 860 - 8395 DATE: 10/22/2024 NAME: METASKY CORP TYPE OF FILING: AMENDMENT COST: 35.00 RETURN: PLAIN COPY PLEASE ACCOUNT: FCA000000015 AUTHORIZATION: ABBIE/PAUL HODGE

COVER LETTER

To: Amendment Section
Division of Corporations

NAME OF CORPORATION: MetaSky Corp.

DOCUMENT NUMBER: P06000094563

The enclosed ***Articles of Amendment*** and fee are submitted for filing.

Please return all correspondence concerning this matter to the following:

Jessica M Lockett
Name of Contact Person

Lockett + Horwitz PLC
Firm/ Company

26632 Towne Centre Drive, Suite 300
Address

Foothill Ranch, CA 92610
City/ State and Zip Code

jlockett@lhlawpc.com
E-mail address: (to be used for future annual report notification)

For further information concerning this matter, please call:

Jessica M Lockett at (949) 540-6540
Name of Contact Person — Area Code & Daytime Telephone Number

Enclosed is a check for the following amount made payable to the Florida Department of State:

- ☒ $35 Filing Fee
- ☐ $43.75 Filing Fee & Certificate of Status
- ☐ $43.75 Filing Fee & Certified Copy (Additional copy is enclosed)
- ☐ $52.50 Filing Fee Certificate of Status Certified Copy (Additional Copy is enclosed)

Mailing Address
Amendment Section
Division of Corporations
P.O. Box 6327
Tallahassee, FL 32314

Street Address
Amendment Section
Division of Corporations
The Centre of Tallahassee
2415 N. Monroe Street, Suite 810
Tallahassee, FL 32303

FILED

2024 OCT 22 PM 12 22

Articles of Amendment
to
Articles of Incorporation
of

MetaSky Corp.

(Name of Corporation as currently filed with the Florida Dept. of State)

P06000094563

(Document Number of Corporation (if known)

Pursuant to the provisions of section 607.1006, Florida Statutes, this ***Florida Profit Corporation*** adopts the following amendment(s) to its Articles of Incorporation:

A. If amending name, enter the new name of the corporation:

Allied Energy Inc.

The new name must be distinguishable and contain the word "corporation," "company," or "incorporated" or the abbreviation "Corp.," "Inc.," or Co.," or the designation "Corp," "Inc," or "Co". A professional corporation name must contain the word "chartered," "professional association," or the abbreviation "P.A."

B. Enter new principal office address, if applicable:
(Principal office address MUST BE A STREET ADDRESS)

#318, 17700 Castleton St
City of Industry, CA 91748

C. Enter new mailing address, if applicable:
(Mailing address MAY BE A POST OFFICE BOX)

n/a

D. If amending the registered agent and/or registered office address in Florida, enter the name of the new registered agent and/or the new registered office address:

Name of New Registered Agent n/a

(Florida street address)

New Registered Office Address: ______ (City), Florida ______ (Zip Code)

New Registered Agent's Signature, if changing Registered Agent:
I hereby accept the appointment as registered agent. I am familiar with and accept the obligations of the position.

Signature of New Registered Agent, if changing

Check if applicable

☐ The amendment(s) is/are being filed pursuant to s. 607.0120 (11) (e), F.S.

If amending the Officers and/or Directors, enter the title and name of each officer/director being removed and title, name, and address of each Officer and/or Director being added:

(Attach additional sheets, if necessary)

Please note the officer/director title by the first letter of the office title:

P = President; V= Vice President; T= Treasurer; S= Secretary; D= Director; TR= Trustee; C = Chairman or Clerk; CEO = Chief Executive Officer; CFO = Chief Financial Officer. If an officer/director holds more than one title, list the first letter of each office held. President, Treasurer, Director would be PTD.

Changes should be noted in the following manner. Currently John Doe is listed as the PST and Mike Jones is listed as the V. There is a change. Mike Jones leaves the corporation, Sally Smith is named the V and S. These should be noted as John Doe, PT as a Change, Mike Jones, V as Remove, and Sally Smith, SV as an Add.

Example:

X Change	PT	John Doe
X Remove	V	Mike Jones
X Add	SV	Sally Smith

Type of Action (Check One)	Title	Name	Address
1) ____ Change	D	Adrian Capobianco	#318, 17700 Castleton Street
X Add			City of Industry, CA 91748
____ Remove			
2) ____ Change	D	Taisia Levintsa	#318, 17700 Castleton Street
X Add			City of Industry, CA 91748
____ Remove			
3) ____ Change			
____ Add			
____ Remove			
4) ____ Change			
____ Add			
____ Remove			
5) ____ Change			
____ Add			
____ Remove			
6) ____ Change			
____ Add			
____ Remove

E. If amending or adding additional Articles, enter change(s) here:
(Attach *additional sheets, if necessary*). *(Be specific)*

Article I: NAME. The name of the Corporation shall be Allied Energy, Inc. (1) On March 22, 2021 the Company changed its name to DCXGen Corp and on April 29, 2022 from DCXGen Corp. to MetaSky Corp. Neither name change was processed by FINRA or OTC MARKETS as such the Board and shareholders have determined that it is in the best interest of the Company and its shareholders to revert the Company' s name to Allied Energy, Inc., Article IV is hereby deleted in its entirety and replaced as follows: Article IV: SHARES. The number of shares of authorized stock is: 40,000,000,000 ($0.001 par value) common shares and 120,000,000 ($0.001 par value) preferred stock shares, of which 118,000,000 shares are hereby designated as Series B Preferred Stock. Please see attached Certificate of Designation of Preferences, Rights, and Limitations of the Series B Preferred Stock. (SEE ATTACHMENT)

Article IV is further amended to reflect the following: 1. REVERSE SPLIT TERMINATED: The following amendment to Article IV is terminated; the Reverse Stock Split which was authorized on March 17, 2021 and filed March 22, 2021 and April 27, 2021, was never processed or implemented in the Company' s records nor with FINRA, as such the Reverse Split is hereby void and terminated. 2. SERIES A PREFERRED TERMINATED: There being no shares of Series A Preferred Stock outstanding, the designation for 100,000 shares of Series A Preferred stock is hereby terminated.

F. If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:
(if not applicable, indicate N/A)

n/a

The date of each amendment(s) adoption: October 16, 2024, if other than the date this document was signed.

Effective date if applicable: ______________________________

(no more than 90 days after amendment file date)

Note: If the date inserted in this block does not meet the applicable statutory filing requirements, this date will not be listed as the document's effective date on the Department of State's records.

Adoption of Amendment(s) **(CHECK ONE)**

☐ The amendment(s) was/were adopted by the incorporators, or board of directors without shareholder action and shareholder action was not required.

☒ The amendment(s) was/were adopted by the shareholders. The number of votes cast for the amendment(s) by the shareholders was/were sufficient for approval.

☐ The amendment(s) was/were approved by the shareholders through voting groups. *The following statement must be separately provided for each voting group entitled to vote separately on the amendments(s):*

"The number of votes cast for the amendment(s) was/were sufficient for approval by ______________________________."

(voting group)

Dated October 16, 2024

Signature ______________________________

(By a director, president or other officer – if directors or officers have not been selected, by an incorporator – if in the hands of a receiver, trustee, or other court appointed fiduciary by that fiduciary)

Chiching Hung

(Typed or printed name of person signing)

Chief Executive Officer

(Title of person signing)

ARTICLES OF Ai \ lEi \ 'Di \ lEi \ 'T TO TlfE ARTICLES OF INCORPORATION CERTIFICATE OF DESIGNATION, PREFERENCES. RIGHTS, Ai \ '.D LIMITATIOi' \ S OF SERrES H PREFERRED STOCK The undersigned Chief Executi vc O ftiecr of A llicd Energy . Inc . fka f'vktaSky Corp .. a corporation organizi .; d and in active status under the laws of the State or Florida ("'Corporation") . docs hereby certify thal the Board of Din : ctors of the Corporation . in accordance with the Articles of Incorporation and Bylaws of the Corporation and . Section 607 . 0602 . Florida Statwes . adopted a resolution on October 10 , 202 ' 1 . creating a series of one hundred eighteen mill ion ( I 18 . 000 . 000 ) shares of preferred stock of the Corporation designated as "Series l 3 J>n .: ferred Stock . " with the : following relative pn .: fi .; rcnces . rights, and limitation : - . These Articles of Amendment were adopted by the Board of Directors of the Corporation and shareholder appro \ 'al was not required . They arc to become effective upon filing with the Florida Secrewry of State . Division of Corporations . WHEREAS, the Ccrtilicate of Incorporation of the Corporation was amcndL'd imrrn : diatdy prior to this designation and as amended . provides for a class of its authorized stock known as prefcrrl . 'd stock . comprised of 120 . 000 . 000 shares . p 3 r value S 0 . 001 . issuable from time to time in one or more series : WHEREAS, the Board of Directors of tile Corporation is authorized to fix the di,·idend rights . dividend rate . voting rights . conversion rights . rights and terms of redemption and liquidation prcf'en : nccs oLrny wholly unissued Series of prcfctTcd stock and the number of shares constituting any Series and the tksignation thcn : of . of : my of them : and WHEREAS . it is thi .; desire of the 13 oard of Directors of the Corporation . pursuant its authority as aforesaid . to tix the rights . prdcrenccs, restrictions and other matters relating to a series of the preferred stock . which shall con : sist of 1 18 , 000 . 000 share of the preferred stock which the Corporation ha : , ; the authority to issue . classified as Series B . as follows : NOW, THEREFORE . BE IT RESOLVED . that the Board of Directors proYide for the issuance of a serics of preferred stock for cash or exchange of other securities . rights or property and docs hereby fix and dctermi ne the rights . prefcrenccs . restrictions and other matters relating to such series of preferred stock as follows : I. Designation and Number . The designati o n of the series o f Preferred Stock authorized by thi:s n.:solution is "Series B Preferred Stock" (the "Series 13 Preferred Stock). with a par value ofS.OOi per share. and the number of shares constituting the series is one hundred eightei:n million (118.000.000) . lo be issued a whole shares only. and not in fractional shares. 2. Votin 1 , ;. , Except as otherwise provided herein and as otherwise required by law . each slum : of the Serie B Preferred Siock shall have thr, ; right to vote 011 all matters presented to be vot e d by the holders of'common stock in the same ratio as if 1 hc Series 13 Preferred S 1 oi .: k has been convened into Common Stock . 3. Dividends . The holders of Series 13 Preferred Stock (''lloldcrs'") shall be cntitkd to rcccivi .;. and the Corporation shall pay to thi .; Holders, any diYitknds and other distributions made to holders of thi : Corporation's Common Stock at the same amount per share . ir any . as arc granted to the h o lders of the Corporation's Common Stock . t \ s a result . 1 hc s hares of PrckrrcJ Stock s hall rank pari pas s u with the s hares of Common Stock with respect 10 p : iymcnt ofdivic . knds and othn distributions . 4. Con v ersion .

a. Qntional Conversion. Commencing on the date when there shall be sufficient sharcs of . Common Stock available to permit the conversion of all issued sh : ires of Series B Prcfcrrcd Stuck . thc Holders, by majority vole of the outstanding sharcs of Series B . the Series B Shareholders shall have the right to convert all of the Series B Pn : fem .: d Shares then outstanding into such number of fully paid and non - assessable sharc : s ("Conversion Shares") of the Common Stock as is determined in accordancc with the terms of this Section 15 (an "Optional Conversion') . The Optional Convcrs i n n shall occur upon presentation of consents to such Conversion signed by the holders of t hc requisi t e number of Series B Preferred Shares and the holders of Series B Prefcrn : d Shares and the Corporation shall thereafter have the same rights and obligations as they would respectively have in the event of a Mandatory Conversion . Upon an Optional Conversion . all of the outstanding shares of Series B Prcferrcd Stock shall be con,·crted into shares of the Corporation's Common Stock . b. ; , . ,tandatorv Conversion . Upon the effectivt .:: date of the acceptance by tht .:: Secretary of State of the State of Florida of an amendment to the Corporation's Articles of Incorporation lo effect a rcvt .: rse split of its common stock (the "Amendment") at the ratio of one new share for at kast each currcn 1 ly outstanding one hundred shares of Common Stock (the "Reverse Stock Split") and . together with thc previously authorized and unrcsen·ed shares of Common Stock . to permit the conversion of all of the outstanding shares of Series l 3 Preferred Stock into Comnwn Stock . then all of t h e outstanding shares of S ..: rics B Prefcncd Stock shall, immediately upon the nccmrcnce of the aforesaid effective date . automatically be converted into shares 1 )fthc Corporation's Common Stock without any notice required on the part of the Corporation or the Holder (the "ivlandatory Convcrsion") . such that each Holder shall n : n : ivc the number ufshares of Common Stock determined by multiplying (i) the number of shares of St .:: ries l 3 Preferred Stock then owned by such I!older by (ii) the Conversion Ratio in effect, giving effect to the change therein resulting from the Reverse Stock Split . The Corporation agrees that it shall, upon the cffecti \ 'cness ofthe MandatoryConversinn . t .: xpeditiously effect the issuance of the shares of Common Stock resulting from the Mandatory Conversion . If the Amendment shall not have been filed by l \ ·tarch 31 . 2025 . the Holde r s of at least 51% ,>f Series ll Prdcrred Stock . may request that the Board of Directors . in accordancc with the Bylaws of the Corporation . call a special meeting of shareholders to occur not later than June 30 , 2025 , to consider and act upon the Amendment and shall take all r equisite corporate action for the approval and filing of the Amendment . The presently authorized hut unissucd and unreserved shares of Common Stock arc hereby rcscrveJ I'm issuance upon conversion of the Se ri es B Prekrrcd Stock . c. Each share of Series 13 Prcfcm : d Stock shall be cotl \ 'ertiblc into a number of shares or Common Stock equal tl 1 thc Conversation Ratio (as defined below) as set forth in this Si ..• ctinn 4 . The conversion ratio for the Sl . !ries 13 Pn : fcrred Stock (thc "Connrsion l{alio··) shall be 150 Common Stuck shares for one ( l) Series 13 Preferred Stock share . Thc Conversion Rat i o from timc to time in effect is subject to adjustmc : nt as hereinafter provided in Section 5 (the "Adjuslmcnts" ) . d. The Corporal ion shall cause its transfer agent to issue the Common Stock is s uable upon the Optional Convcrsion or the \ fandatory Conwrsion as quickly as practicable following tht .: date on which the r - .. fandatory Con \ 'ersion occurred . The Corpnr : Hion shall bear the cost associated with thc issuance of the Common Stock so iss uab le . The Common Stock and other securities issuable shall be issued with the same restrict i \ 'e legend . if any , borne by the ccrti licatc fl>r Series 13 Preferred Sto c k tendered to said transfer agent . The Common Stock issuable upon lht : Optional Conversion or the l \ fandatory Conversion shall be issut'd in the same name as the person who is th e then - current Holder o f the Series 13 Preferred Stock un les s . in the opinion of counsel to the Corporation, a change of name and such transfer can be made in compliance with applicable securities laws . The Holders shall be treated : is holders of Common Stock of the Corporation at the close of business on the date of the Optional Conversion or the Mandatory Conva si 1 rn . Each ccrti ficatc representing the Series B Pn : f e rrcd Stock shall be cancelled . upon issuance or the receipt of the certificates rep re sen t i ng the Common Stock into which the Series B Preferred Stock ,, · as converted . If any Holder is entitled to receive a fractional Conversion Share, such fractional Conversion Share shall be disregarded and the number of Conversion Shares issuahlc upon such Cnn \ 'ersi{ 1 n, in the aggrcgatc, shall hi .. · the next lower whole number of Conversion Shares. No cash or property shall be issued in lieu of fractional Conversion Shares upon the Optional Conversion or Mandatory Conversion.

5. Adjustments.

a. Conversion Ratio. If at any time or from time to time after the authorization of the Series B Preferred Stock, the Company shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Ratio in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

b. Reorganization, Reclassification, Consolidation, Merger or Sale. If at any time after the after the authorization of the Series B Preferred Stock there is any reorganization, reclassification, consolidation, merger or sale of all or substantially all of the assets of the Company (other than a Liquidation Event), as part of such capital reorganization, provision shall be made so that (i) the holders of Series B Stock shall thereafter have the right to receive, upon conversion of such Series B Stock, the number of shares of stock or securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion of such Series B Stock would have been entitled in connection with such capital reorganization if such holder had converted its Series B Stock immediately prior to such transaction, subject to adjustment in respect of such stock or securities by the terms thereof.

6. Liquidation Rights.

a. The shares of the Series B Preferred Stock shall rank pari passu with the shares of Common Stock upon liquidation. As a result, the holder of one share of the Series B Preferred Stock shall be entitled to receive the same liquidation amount per share, on an as converted to Common Stock basis, as the holder of one share of the Corporation's Common Stock.

b. For purposes of this Section 6 the following shall be considered a "Liquidation": (I) a sale, lease or other disposition of all or substantially all of the assets of the Corporation: or (ii) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Corporation immediately prior to a consolidation, merger or reorganization own less than fifty percent (50%) of the voting power of the surviving or acquiring entity immediately after a consolidation, merger or reorganization, or any transaction or series of related transactions in which fifty percent (50%) or more of the Corporation's voting power is transferred.

7. Successors and Transferees. The provisions applicable to shares of Series B Preferred Stock shall bind and inure to the benefit of and be enforceable by the Corporation, the respective successors to the Corporation, and by any record holder of shares of Series B Preferred Stock.

8. Miscellaneous.

a. Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each holder at the facsimile telephone number (in the case of a facsimile message) or address (in the case of an overnight courier) of such holder appearing on the books of the Corporation, or if no such facsimile, telephone number, or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:30 p.m. EST, (i) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:30 p.m. EST on any date and earlier than 11:59 p.m. EST on such date, (iii) the date of delivery if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b. Lost or Mutilated Series B Preferred Stock Certificate. If a holder's Series B Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation

c. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without regard to the principles of conflicts of law thereof.

d. Waiver. Any waiver by the Corporation or the Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation. The failure of the Corporation or the Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation. Any waiver must be in writing.

e. Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

f. Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a business day, such payment shall be made on the next succeeding business day.

g. Amendment. Unless specifically approved by the Board of Directors of the Corporation, the certificate of incorporation of the Corporation shall not be amended, including any amendment through consolidation, merger, combination or other transaction, in any manner which would materially alter or change the powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting together as a single class.

h. Headings. The headings contained herein are for convenience only and do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by an officer thereunto duly authorized this 16th day of October, 2024.

ALLIED ENERGY . INC. Fka i \ · I ETAS 'Y CO P . By : Name: Chich 1g Titk: CEO